Exhibit 10.1

THIS SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”), dated as of August 10, 2026 (the “Effective Date”), is entered into by and between Beyond Meat, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, a national banking association, as trustee and collateral agent (in such capacities, the “Trustee and Collateral Agent”) under the Indenture (as defined below). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

RECITALS

WHEREAS, the Company and the Trustee and Collateral Agent are parties to an Indenture, dated as of October 15, 2025 (the “Indenture”), as supplemented by the First Supplemental Indenture, dated as of January 12, 2026 (the “First Supplemental Indenture”), which Indenture governs the 7.00% Convertible Senior Secured Second Lien PIK Toggle Notes due 2030 issued by the Company (the “2030 Notes”) under and in accordance with the provisions of the Indenture;

WHEREAS, Section 10.01 of the Indenture provides that the Company and the Trustee and Collateral Agent may enter into a supplemental indenture to the Indenture without the consent of Holders for the purpose of amending or supplementing the Indenture or the 2030 Notes to increase the Conversion Rate or to make any change that does not adversely affect the rights of any Holder in a material respect;

WHEREAS, Section 10.02 of the Indenture provides that the Company and the Trustee and Collateral Agent may enter into a supplemental indenture to the Indenture for the purpose of amending or supplementing the Indenture or the 2030 Notes or waiving compliance with the provisions of the Indenture or the 2030 Notes with the consent of the Holders of at least a majority of the aggregate principal amount of the 2030 Notes then outstanding;

WHEREAS, the Company has solicited consents from Holders of the 2030 Notes to certain proposed amendments (the “Proposed Amendments”) to the Indenture and the 2030 Notes, as set forth in Section 1.01 of this Second Supplemental Indenture;

WHEREAS, the Company has received and caused to be delivered to the Trustee and Collateral Agent evidence of the consent to the Proposed Amendments received from Holders of a majority of the aggregate principal amount of the outstanding 2030 Notes (the “Requisite Consents”);

WHEREAS, the Company and the Trustee and Collateral Agent desire to enter into this Second Supplemental Indenture on the Effective Date in order to give effect to the Proposed Amendments, which shall become operative immediately upon the execution and delivery hereof; and

WHEREAS, all acts and requirements necessary to make this Second Supplemental Indenture, when executed by the parties hereto, a legal, valid and binding supplement to the Indenture, according to its terms and the terms of the Indenture, have been done and performed.

NOW, THEREFORE, the parties hereto covenant and agree for the benefit of all Holders of the 2030 Notes, as follows:

ARTICLE ONE

AMENDMENTS

1.01 Certain Amendments to the Indenture and the 2030 Notes. (a) Effective as of the date hereof, Section 4.19 of the Indenture is hereby amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated in the same manner as the following example: underlined text), in each case, as set forth below:

Section 4.19 Repurchases of the Existing Notes. Following the Issue Date, other than as contemplated by the Exchange Offer pursuant to the terms thereof as in effect immediately prior to the Issue Date, the Company shall not, and shall not permit any of its Subsidiaries to, repurchase, redeem, retire, exchange or otherwise acquire the Existing Notes prior to their maturity, except as follows:

(a) the Company may exchange Indebtedness (which may be Second Lien Debt, Junior Lien Debt or unsecured Indebtedness) for the Existing Notes with the amount of such Indebtedness limited to the greater of (i) $0.25 per $1.00 of the principal amount of the Existing Notes subject to such exchange and (ii) the product of (x) the trading price of the Existing Notes as of the close of business on the Trading Day for the Existing Notes immediately preceding such repurchase, redemption, retirement or exchange, plus a premium equal to (A) 0.1, multiplied by (B) 100, minus the trading price of the Existing Notes (the “Floating Mechanic Premium”) and (y) the principal amount of the Existing Notes subject to such exchange, provided that, with respect to the consideration in such exchange, (I) no more than $0.16 per $1.00 of the principal amount of the Existing Notes subject to such exchange shall be in the form of Second Lien Debt and (II) beginning on June 30, 2026, the amount in clause (i) above shall be $0.50 per $1.00 of the principal amount of the Existing Notes subject to such exchange, which, for the avoidance of doubt, may include up to $0.16 per $1.00 of the principal amount of the Existing Notes subject to such exchange of Second Lien Debt; or

(b) the Company may repurchase, redeem, retire, exchange or otherwise acquire the Existing Notes (i) with cash at a price not greater than the principal amount thereof and/or (ii) with equity consideration ~~at a price not greater than the trading price of the Existing Notes as of the close of business on the Trading Day for the Existing Notes immediately preceding such repurchase, redemption, retirement or exchange, plus a premium equal to the lesser of (i) $0.05 per $1.00 of the principal amount of the Existing Notes exchanged and (ii) the Floating Mechanic Premium, with any such equity consideration valued at the average of the Daily VWAPs of Common Stock (counting only those Daily VWAPs equal to or above the Stock Interest Floor Price) for the 20 VWAP trading period beginning on the 21st scheduled VWAP Trading Day immediately prior to the date of any such repurchase, redemption, retirement, exchange or other acquisition of the Existing Notes~~.

The options described in clauses (a) and (b) shall be mutually exclusive and the consideration provided by the Company shall consist entirely of either Indebtedness (as described in clause (a)) or a mixture of cash and equity (as described in clause (b)).

(b) Effective as of the date hereof, Section 14.02 of the Indenture is hereby amended to delete the stricken text (indicated in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated in the same manner as the following example: underlined text), in each case, as set forth below, and the reference to October 15, 2028 in Section 16.01 of the Indenture will also be changed to January 15, 2029:

Section 14.03 Interest Make-Whole Conversion Rate Adjustment upon Certain Conversions. Subject to the provisions in Section 14.04 for conversions in connection with a Make-Whole Fundamental Change, which, for the avoidance of doubt, will operate independently from this Section 14.03, if a Holder delivers its Notes for conversion at any time prior to the close of business on the Business Day immediately preceding January 15, 2029 ~~October 15, 2028~~, the Conversion Rate then in effect per $1,000 principal amount of Notes to be converted will be increased, solely for purposes of such conversion, by a number of additional shares of Common Stock, if any, equal to (i) the sum of (A) the remaining scheduled payments of Cash Interest that would have been made through November 1, 2028, on such Notes to be converted plus (B) the amount of any interest that would have accrued at the Stated Interest rate from and including November 1, 2028, in each case of the foregoing clauses (A) and (B), had such Notes remained outstanding from the Conversion Date to, and including January 15, 2029 ~~October 15, 2028~~, (ii) divided by the Dollar Conversion Price as of the applicable Conversion Date; provided, however, that in connection with any conversion at the option of a Holder pursuant to Section 14.01 or a Mandatory Conversion pursuant to Section 16.01 or an Optional Redemption pursuant to Section 15.04 (and, for the avoidance of doubt, not in connection with a Mandatory Equitization pursuant to Section 17.01), the Conversion Rate applicable to such a conversion will in no event be increased to greater than 1,029.2716 shares of Common Stock per $1,000 principal amount of Notes (which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted as a result of the operation of Section 14.05). For the avoidance of doubt, any increase to the Conversion Rate in connection with a conversion pursuant to this Section 14.03 will only be applicable for purposes of the conversion of such Notes and will not be applicable for any other calculation or purposes.

(c) All other provisions of the Indenture, including the terms of the 2030 Notes set forth in Exhibit A to the Indenture, and all certificates representing all outstanding 2030 Notes, will be deemed to be amended to reflect the amendments set forth above in this Section 1.01, mutatis mutandis.

ARTICLE TWO

MISCELLANEOUS

2.01 Relation to Indenture; Effectiveness; and Operation.

(a) Full Force and Effect. This Second Supplemental Indenture supplements the Indenture and shall be a part of and subject to all terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture (as amended by the First Supplemental Indenture) and the 2030 Notes issued thereunder shall continue in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Second Supplemental Indenture, the terms and conditions of this Second Supplemental Indenture shall prevail. For the avoidance of doubt, all references to sections of the Indenture amended by this Second Supplemental Indenture shall be to such sections as amended by this Second Supplemental Indenture.

(b) Effectiveness of Amendments. Upon the execution and delivery of this Second Supplemental Indenture on the Effective Date, this Second Supplemental Indenture shall be effective and the amendments set forth in Section 1.01 above shall become operative.

(c) GOVERNING LAW; WAIVER OF JURY TRIAL. THIS SECOND SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECOND SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY,AND THE TRUSTEE AND COLLATERAL AGENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED BY THIS SECOND SUPPLEMENTAL INDENTURE.

(d) Separability Clause. If any provision of this Second Supplemental Indenture is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Second Supplemental Indenture will not in any way be affected or impaired thereby.

(e) Confirmation of Indenture. Except as amended and supplemented hereby, the Indenture (as amended by the First Supplemental Indenture) is hereby ratified, confirmed and reaffirmed in all respects. The Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

(f) Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Second Supplemental Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually executed counterpart. The Company agrees to assume all risks arising out of its use of digital signatures and electronic methods to submit communications to the Trustee and Collateral Agent, including the risk of the Trustee and Collateral Agent acting on unauthorized instructions and the risk of interception and misuse by third parties.

(g) Successors. All agreements of the Company in this Second Supplemental Indenture will bind its successors. All agreements of the Trustee and Collateral Agent in this Second Supplemental Indenture will bind its successors.

(h) Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and will in no way modify or restrict any of the terms or provisions of this Second Supplemental Indenture.

(i) Trustee and Collateral Agent Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee and Collateral Agent, and the Trustee and Collateral Agent assumes no responsibility for the correctness thereof. The Trustee and Collateral Agent makes no representation as to the validity or sufficiency of this Second Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee and Collateral Agent under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee and Collateral Agent. The Trustee and Collateral Agent is executing this Second Supplemental Indenture pursuant to the Requisite Consents, which consent is deemed a direction to the Trustee to execute and deliver this Second Supplemental Indenture, and in reliance on the Officer’s Certificate and Opinion of Counsel delivered to it concurrently herewith.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed all as of the date and year first written above.

BEYOND MEAT, INC.

By:	/s/ Lubi Kutua
Name:	Lubi Kutua
Title:	Chief Financial Officer and Treasurer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Collateral Agent.

By:	/s/ Karen Ferry
Name:	Karen Ferry
Title:	Vice President

[Signature Page – Second Supplemental Indenture]